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Exhibit 10.103







                          EXCLUSIVE LICENSE AGREEMENT

                                by and between

                         SPARTA PHARMACEUTICALS, INC.

                                      and

                             SCHERING-PLOUGH LTD.














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                          EXCLUSIVE LICENSE AGREEMENT

         THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made as of the last date on the signature page hereof (the "Effective Date") by and between SPARTA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 111 Rock Road, Horsham, Pennsylvania 19044-2310, (hereinafter referred to as "Sparta") and SCHERING-PLOUGH LTD., a corporation organized and existing under the laws of Switzerland and having its principal place of business at Topferstrasse 5, 6004 Lucerne, Switzerland (hereinafter referred to as "SP Ltd."). Sparta and SP Ltd. are sometimes referred to herein individually as a party and collectively as the parties. References to "SP Ltd." and "Sparta" shall include their respective Affiliates (as hereinafter defined).

         WHEREAS, Sparta has developed certain Sparta Know-How and has rights to the Licensed Patent Rights relating to Drug Delivery Systems (each as hereinafter defined); and

         WHEREAS, SP Ltd. has the exclusive rights to the product known as Temozolomide; and

         WHEREAS, SP Ltd., together with its Affiliates (as hereinafter defined) possesses extensive capabilities in the development and commercialization of pharmaceutical products on a worldwide basis; and

         WHEREAS, SP Ltd. desires to obtain and Sparta is willing to grant to SP Ltd., an exclusive license under Licensed Patent Rights and to use the Sparta Know-How in combination with Temozolomide, upon the terms and conditions set forth herein; and

         WHEREAS, simultaneously with entering into this Agreement Sparta and SP Ltd.'s Affiliate, Schering Corporation, have entered into a license agreement relating to the United States, its territories and possessions (hereinafter the "U.S. License Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, SP Ltd. and Sparta hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

                  1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.



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For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

                  1.2 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

                  1.3 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

                  1.4 "Drug Delivery System" shall mean all formulations, materials, methods and other technology included in or related to the application of the Spartaject(TM) technology to parenteral administration (including, without limitation, intrathecal administration) of Temozolomide and which is owned by Sparta or licensed to Sparta with the right to grant sublicenses.

                  1.5 "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product.

                  1.6 "HRD" shall mean a health registration dossier or its equivalent, submitted to a national government or a supranational governmental authority, consisting of the chemical, pharmaceutical and biological documentation; the toxicological and pharmacological documentation; and the clinical documentation respectively, and covering a Licensed Product which is filed in any country outside the United States and which is analogous to a new drug application, biologics license application or its equivalent filed with the United States Food and Drug Administration seeking approval to market and sell a Licensed Product in the Territory and including, where applicable, applications for pricing, pricing reimbursement approval, labeling and Regulatory Approval.

                  1.7 "Improvement" shall mean any enhancement in the formulation, ingredients, preparation, dosage, packaging or manufacture of the Drug Delivery System for use in combination with Temozolomide developed prior to or during the Term of this Agreement by or on behalf of Sparta.

                  1.8 "IND" shall mean an investigational new drug application submitted to the United States Food and Drug Administration or its equivalent in any country of the Territory, approval of which permits the clinical investigation of Licensed Product.

                  1.9 "Licensed Patent Rights" shall mean the RTP Patent Rights and the Sparta Patent Rights.





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                  1.10 "Licensed Product(s)" shall mean any form or dosage of pharmaceutical composition or preparation for parental administration, in final form for sale, which utilizes the Drug Delivery System and contains as an active ingredient Temozolomide.

                  1.11 "Net Sales" shall mean, [Information omitted and filed separately with the Commission under Rule 24b-2.]

                  1.12 "Proprietary Information" shall mean Sparta Know-How, Schering Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Proprietary Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party with ten (10) business days of disclosure to the receiving party.

                  1.13 "Regulatory Approval" shall mean any applications or approvals, and marketing authorizations based upon such approvals (including any prerequisite manufacturing approvals or authorizations related thereto) and pricing, third party reimbursement or labeling approval(s), technical, medical and scientific licenses, registrations or authorizations of any national, supra-national (e.g. the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency or other governmental entity, necessary for the development, manufacture, distribution, marketing promotion, use, import, export or sale of Licensed Product(s) and/or Temozolomide in a regulatory jurisdiction.

                  1.14 "RTP Patent Rights" shall mean those patents and pending patent applications listed in Schedule 1.13 which are licensed to Sparta under the Amended and Restated Sublicense Agreement, dated January 1, 1997 (the "RTP/Sparta Sublicense Agreement"), by and between Sparta and Research Triangle Pharmaceuticals Ltd. and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, or provisional applications of any such patents and patent applications.

                  1.15 "Sparta Know-How" shall mean any of Sparta's or its Affiliates' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Licensed Product which during the Term of this Agreement are in Sparta's or its Affiliates' possession or control, through license or otherwise, and which are not generally known. Sparta Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of Sparta relating to Licensed Product or otherwise relating to the combination of Temozolomide and the Drug Delivery System, including without limitation, test procedures and other new technologies derived therefrom.



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                  1.16 "Sparta Patent Rights" shall mean any and all patents and pending patent applications, excluding the RTP Patent Rights, which during the Term of this Agreement are owned by Sparta, or to which Sparta through license or otherwise acquires rights, including, but not limited to, those listed in
Schedule 1.13, and which have claims covering: (i) the Drug Delivery System or any use thereof in conjunction with Temozolomide, or any apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof; or (ii) Licensed Product or any use thereof, or any apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof; or (iii) Improvements; or (iv) the Sparta Know-How; or (v) are substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, or provisional applications of any such patents and patent applications.

                  1.17 "Schering Know-How" shall mean any of SP Ltd.'s or its Affiliates' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Temozolomide and/or Licensed Product which during the Term of this Agreement are in SP Ltd.'s or its Affiliates' possession or control, through license or otherwise, and which are not generally known. Schering Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of SP Ltd. or its Affiliates relating to Licensed Product, including without limitation, test procedures and other new technologies derived therefrom.

                  1.18 "Schering Trademark" shall mean any trademark(s) proposed, chosen, owned or controlled by SP Ltd. or its Affiliates for use with Temozolomide and/or the Licensed Product in the Territory.

                  1.19 "Territory" shall mean the entire world except the United States of America, its territories, possessions and commonwealths.

                  1.20 "Term" shall mean the period commencing on the Effective Date and unless terminated earlier pursuant to the relevant provisions of
Article VIII shall continue until the expiration of the last to expire of the Licensed Patent Rights incorporating a Valid Claim.

                  1.21 "Transaction Agreements" shall mean collectively this Agreement and the U. S. License Agreement.

                  1.22 "Valid Claim" shall mean a composition of matter or method of use claim, or equivalent thereof, of an issued and unexpired patent in the Territory covering the use of Licensed Product(s) included within the Licensed Patent Rights, which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the



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time allowed for appeal; or (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.


                                  ARTICLE II
              LICENSE; DISCLOSURE OF INFORMATION; DEVELOPMENT AND
                               COMMERCIALIZATION

                  2.1      Exclusive License Grant.

                           (a) License to Sparta Patent Rights. Sparta hereby grants to SP Ltd. as of the Effective Date, an exclusive license, exclusive even as to Sparta, in the Territory under the Sparta Patent Rights, and to use the Sparta Know-How to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s). Any Improvements relating to the Licensed Product, or otherwise relating to the use of the Drug Delivery System in combination with Temozolomide, developed prior to or during the Term of this Agreement by or on behalf of Sparta shall be included in Sparta Know-How or Sparta Patent -Rights, as the case may be, for all purposes of this Agreement.

                           (b) Right to Sublicense. The licenses granted to SP Ltd. under Section 2.1(a) shall include the right to grant sublicenses to Affiliates and/or any third party.

                           (c) Sublicense to RTP Patent Rights. Subject to the terms and conditions set forth in Section 2.1.2 of the RTP/Sparta Sublicense Agreement, Sparta hereby grants to SP Ltd. and its Affiliates, as of the Effective Date, an exclusive sublicense, exclusive even as to Sparta, in the Territory under the RTP Patent Rights to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s).

                  2.2 Disclosure of Information. Promptly after the Effective Date, Sparta shall disclose to SP Ltd. in writing, or via electronic media acceptable to SP Ltd., all Sparta Know-How not previously disclosed to SP Ltd. in order to enable SP Ltd. to exploit its rights granted under Section 2.1 of this Agreement. In addition, during the Term of this Agreement Sparta shall promptly disclose to SP Ltd. in writing, or via electronic media acceptable to SP Ltd., Sparta Know-How relating to any Improvements. Such Sparta Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

                  2.3 SP Ltd.'s Development Obligations. SP Ltd. shall, at SP Ltd.'s expense, use reasonable commercial efforts to develop, obtain Regulatory Approval for, and commercialize Licensed Product(s) in such countries in the Territory where in SP Ltd.'s opinion it is commercially viable to do so.

                           (a) SP Ltd. Diligence. The parties acknowledge and agree that all business decisions including, without limitation, decisions relating to the research,



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         development, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Licensed Product(s) covered under this Agreement, shall be within the sole discretion of SP Ltd. Sparta acknowledges that SP Ltd. is in the business of developing, manufacturing and selling pharmaceutical products and, subject to the provisions of this Section 2.3, nothing in this Agreement shall be construed as restricting such business or imposing on SP Ltd. the duty to market and/or sell and exploit Licensed Product(s) for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices.

                           (b) Opportunity to Cure. In the event that if, in Sparta's reasonable opinion, SP Ltd. fails to meet its diligence obligations under Section 2.3(a), then Sparta shall have the right to give SP Ltd. written notice thereof stating in detail the particular failure. SP Ltd. shall have a period of [Information omitted and filed separately with the Commission under Rule 24b-2.] days from the receipt of such notice to correct the failure or, in the event that the failure cannot be reasonably cured within a [Information omitted and filed separately with the Commission under Rule 24b-2.] day period, then SP Ltd. shall initiate actions reasonably expected to cure the failure within [Information omitted and filed separately with the Commission under Rule 24b-2.] days of receiving notice and shall thereafter diligently pursue such actions to cure the failure (even if requiring longer than the [Information omitted and filed separately with the Commission under Rule 24b-2.] days specified in Section 8.3(a)(i)). In the event of a dispute as to whether or not SP Ltd. has failed to exercise due diligence under Section 2.3(a) or whether SP Ltd. is diligently pursuing actions reasonably expected to cure such failure under this Section 2.3(b), such dispute shall be resolved through binding arbitration in accordance with Section 9.2.

                           (c) Research and Development Activities. Subject to its diligence obligations set forth in Section 2.3(a), following the Effective Date, SP Ltd. shall be responsible, at its cost and expense, and in its sole judgment, for all research and development activities which are necessary to obtain Regulatory Approval for Licensed Product(s) in the Territory and any post-approval studies required as a condition of obtaining any Regulatory Approval for the Licensed Product. In addition, SP Ltd. shall be responsible for any other studies (or portions of studies) necessary or desirable, in its sole judgment, for maintaining any Regulatory Approval and/or pricing and reimbursement approvals in the Territory, as well as any premarketing studies prior to Regulatory Approval and postmarketing studies conducted following a Regulatory Approval.

                           (d) Licensed Product Registrations: Pricing
         Reimbursement Approvals. Subject to its diligence obligations set forth in Section 2.3(a), SP Ltd. shall be responsible, at its cost and expense, and in its sole judgment, for determining the appropriate regulatory strategy, for obtaining and maintaining all Regulatory Approvals and for obtaining and maintaining any pricing and reimbursement approvals required for the sale of Licensed Product in each country in the Territory. Each Regulatory Approval and each pricing and reimbursement approval shall be



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         placed in SP Ltd.'s name or the name of a SP Ltd. Affiliate.

                           (e) Data. All data arising out of studies performed under this Article II shall be owned by SP Ltd.

                           (f) Assistance by Sparta. During the Term of this Agreement, Sparta shall provide to SP Ltd. all Sparta Know-How, which may be relevant to obtain any Regulatory Approval relating to Licensed Product(s). In connection with any HRD or other application for Regulatory Approval relating to Licensed Product(s), Sparta shall, at SP Ltd.'s request, provide to SP Ltd. in a prompt manner responses to questions which have been raised by any regulatory authority in connection with such application for Regulatory Approval and further provide to SP Ltd. estimates of Sparta's out-of-pocket costs for rendering such assistance.

                  2.4 Excused Performance. In addition to the provisions of
Article VIII and Section 9.9, the obligations of SP Ltd. with respect to a Licensed Product under Sections 2.3(a), 2.3(c) and 2.3(d) are expressly conditioned upon the continuing absence of any adverse condition or event which warrants a delay in commercialization of the Licensed Product including, but not limited to, an adverse condition or event relating to the safety or efficacy of a Licensed Product or unfavorable pricing, pricing reimbursement, labeling or lack of Regulatory Approval, and the obligation of SP Ltd. to develop or market any such Licensed Product shall be delayed or suspended so long as in SP Ltd.'s opinion any such condition or event exists.

                  2.5 Other Studies. Sparta shall conduct no studies or preclinical or clinical trials with Temozolomide alone or in combination with the Drug Delivery System without the express written consent of SP Ltd., including the prior written approval of any protocols to be used and any amendments thereto. Such consent may be granted by SP Ltd. in its sole discretion. If SP LTD. approves a study, at SP Ltd.'s request, Sparta shall provide to SP Ltd. the results from the study and any background information requested. At the option of SP Ltd., SP Ltd. may have its representative(s) monitor any approved preclinical, clinical or other studies conducted by Sparta pursuant to this Section 2.5.

                  2.6 Reports. SP Ltd. shall provide Sparta with twice yearly written reports summarizing the status of the research and development activities and progress of any Regulatory Approval, as applicable, in connection with Licensed Product in the Territory.

                                  ARTICLE III
                        PAYMENTS; ROYALTIES AND REPORTS

                  3.1 Consideration for License. In partial consideration for the licenses granted to SP Ltd. hereunder, SP Ltd. shall make an upfront payment to Sparta, payable in installments, on the first occurrence of the indicated triggering events.

[Information omitted and filed separately with the Commission under Rule 24b-2.]

[Information omitted and filed separately with the Commission under Rule 24b-2.]



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Each of the installments set forth in this Section 3. 1 shall be payable once upon the initial achievement of such event and no amounts shall be due hereunder for subsequent or repeated achievement of such event.

                  3.2      Royalties.

                           (a) Royalty Rates. In further consideration for the licenses granted to SP Ltd. hereunder, starting with the First Commercial Sale of Licensed Product, SP Ltd. shall pay to Sparta, [Information omitted and filed separately with the Commission under Rule 24b-2.]

                           (b) Term and Scope of Royalty Obligations. Subject to the terms of Sections 4.3(b) and 8.1, royalties on each Licensed Product at the rate set forth in Section 3.2(a) shall continue until the expiration of the last applicable Licensed Patent Right incorporating a Valid Claim. No royalties shall be due upon the sale or other transfer among SP Ltd., its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon SP Ltd's or its Affiliates' or its sublicensees' Net Sales to the first independent third party. No royalties shall accrue on the disposition of Licensed Product by SP Ltd., its Affiliates or its sublicensees as donations (for example, to nonprofit institutions or government agencies for a non-commercial purpose) or for clinical studies.

                           (c) Third Party Licenses. In the event that patent licenses from third parties are required by SP Ltd., its Affiliates and sublicensees in order to practice the Licensed Patent Rights to develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell Licensed Product(s) (hereinafter "Third Party Patent Licenses"), then the royalty rates set forth in Section 3.2(a) shall be adjusted such that the royalty rate for Net Sales of Licensed Product which SP Ltd. is obligated to pay Sparta shall be [Information omitted and filed separately with the Commission under Rule 24b-2.] By way of example and for avoidance of doubt, if SP Ltd. is obligated to pay royalties to Sparta on Net Sales of a Licensed Product and is also obligated to [Information omitted and filed separately with the Commission under Rule 24b-2.] under a Third Party Patent License, then the royalty rate under this Agreement would [Information omitted and filed separately with the Commission under Rule 24b-2.] For further example, if the third party royalty obligation in the above example were [Information omitted and filed separately with the Commission under Rule 24b-2.]



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[Information omitted and filed separately with the Commission under Rule
24b-2.], the calculated royalty rate would [Information omitted and filed separately with the Commission under Rule 24b-2.], but the actual royalty rate to Sparta could [Information omitted and filed separately with the Commission under Rule 24b-2.]

                           (d) Compulsory Licenses. If a compulsory license is granted to a third party with respect to Temozolomide and/or Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 3.2(a),- then the royalty rate to be paid by SP Ltd. on Net Sales in that country under Section 3.2(a) shall be reduced to the rate paid by the compulsory licensee.

                  3.3 Reports: Payment of Royalty: Payment Exchange Rate and Currency Conversions.

                           (a) Royalties Paid Quarterly. Within sixty (60) calendar days following the close of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, SP Ltd. shall furnish to Sparta a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by SP Ltd., its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, SP Ltd. shall pay to Sparta, for the account of SP Ltd. or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments).

                           (b) Method of Payment. Payments to be made by SP Ltd. to Sparta under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Sparta from time to time. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments shall be made in United States dollars to the extent that free conversions to United States dollars is permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by SP Ltd. for reporting such sales for United States financial statement purposes. A copy of SP Ltd.'s current policy for bookkeeping exchange rates is set forth in Schedule 3.3. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and SP Ltd. will deal with such monies as Sparta may lawfully direct at no additional out-of-pocket expense to SP Ltd. Notwithstanding the foregoing, if royalties in any country cannot be remitted to Sparta for any reason within six (6) months after the end of the Calendar Quarter during which they are earned, then SP Ltd. shall be obligated to deposit the royalties in a bank account in such country in the name of Sparta.




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                  3.4      Maintenance of Records: Audits.

                           (a) Record Keeping by SP Ltd. SP Ltd. and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days prior written notice from Sparta, SP Ltd. shall permit an independent certified public accounting firm of nationally recognized standing selected by Sparta and reasonably acceptable to SP Ltd., at Sparta's expense, to have access during normal business hours to examine pertinent books and records of SP Ltd. and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. An examination under this Section 3.4(a) shall not occur more than once in any Calendar Year. SP Ltd. may designate competitively sensitive information which such auditor may not disclose to Sparta, provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to Sparta only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Sparta. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to SP Ltd.) as to any of SP Ltd.'s or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this
         Section 3.4(a).

                           (b) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, SP Ltd. shall pay the additional royalties within thirty
         (30) days of the date Sparta delivers to SP Ltd. such accounting firm's written report so correctly concluding. If such underpayment exceeds [Information omitted and filed separately with the Commission under Rule 24b-2.] of the royalty correctly due Sparta then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by SP Ltd. Any overpayments by SP Ltd. will be credited against future royalty obligations. In the event that SP Ltd. disagrees with the audit report and the chief financial officers of SP Ltd. and Sparta fail to revolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in Section 9.2.

                  3.5 Separate Payment Obligations. The parties acknowledge that SP Ltd.'s payment obligations as set forth in Sections 3.1 and 3.2 of this Agreement are separate from and in addition to the payment obligations of SP Ltd.'s Affiliate, Schering Corporation, as set forth in the U.S. License Agreement.

                  3.6 Income Tax Withholding. If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article III, SP Ltd. shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article III, or if applicable, Sparta will promptly reimburse SP Ltd. or its designee(s) of the amount of such payments. SP Ltd. shall provide Sparta with documentation of such withholding and payment in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service.



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Any withholdings paid when due hereunder shall be for the account of Sparta and shall not be included in the calculation of Net Sales. Sparta shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment. If SP Ltd. is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, Sparta shall promptly reimburse SP Ltd. for such payments, which shall not be included in the calculation of Net Sales.

                  3.7 Direct Affiliate Licenses. Whenever SP Ltd. shall reasonably demonstrate to Sparta that, in order to facilitate direct royalty payments by an Affiliate, it is desirable that a separate license agreement be entered into between Sparta and such Affiliate, Sparta will grant such licenses directly to such Affiliate by means of an agreement which shall be consistent with all of the provisions hereof, provided that SP Ltd. guarantees the Affiliate's obligations thereunder.

                                  ARTICLE IV
                                    PATENTS

                  4.1 Filing. Prosecution and Maintenance of Patents. Sparta agrees to diligently file, prosecute and maintain in the Territory, upon appropriate consultation with SP Ltd., any Licensed Patent Rights owned in whole or in part by Sparta and licensed to SP Ltd. under this Agreement. Sparta shall give SP Ltd. an opportunity to review the text of the applications before filing, shall consult with SP Ltd. with respect thereto, and shall supply SP Ltd. with a copy of the applications as filed, together with notice of its filing date and serial number. Sparta shall keep SP Ltd. advised of the status of all actual and prospective patent filings and upon the written request of SP Ltd. shall provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such patent filings.

                  4.2 Option of SP Ltd. to Prosecute and Maintain Patents. Sparta shall give one hundred and eighty (180) days notice to SP Ltd. of any desire to cease prosecution and/or maintenance of a particular Licensed Patent Right and, in such case, subject to the rights of RTP under the RTP/Sparta Sublicense Agreement with respect to RTP Patent Rights, shall permit SP Ltd., at its sole discretion, to continue prosecution or maintenance at its own expense. If SP Ltd. elects to continue prosecution or maintenance, Sparta shall execute such documents and perform such acts, at SP Ltd.'s expense, as may be reasonably necessary to effect an assignment of such Licensed Patent Rights to SP Ltd. Any such assignment shall be completed in a timely manner to allow SP Ltd. to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Licensed Patent Rights.

                  4.3 Enforcement. In the event that either SP Ltd. or Sparta becomes aware of any infringement in a country in the Territory of any issued patent within the Licensed Patent Rights, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such third party.

                           (a) Discontinuance of Infringement. Sparta shall use its reasonable best efforts to obtain a discontinuance of such infringement or bring suit against the third party infringer within [Information omitted and filed separately with the Commission under Rule 24b-2.] from the date of said notice. Sparta shall bear all the expenses of any suit brought by it. SP Ltd. shall have the right, prior to commencement of the trial, suit or action brought by Sparta, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that SP Ltd. has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of SP Ltd. In the event that SP Ltd. has not joined the suit or action, SP Ltd. will reasonably cooperate with Sparta in any such suit or action and shall have the right to consult with Sparta and be represented by its own counsel at its own expense, provided that Sparta shall periodically reimburse SP Ltd. for its out-of-pocket costs (excluding the costs of retaining its own outside counsel) incurred in cooperating with Sparta. Any recovery or damages derived from a suit which SP Ltd. has joined and shared costs shall be used first to reimburse each of Sparta and SP Ltd. for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the parties. Any recovery or damages derived from a suit which SP Ltd. has not joined shall be retained by Sparta.

                           (b) Continuance of Infringement. If, after the expiration of the [Information omitted and filed separately with the Commission under Rule 24b-2.] period Sparta has not commenced, or if commenced is not actively pursuing legal action against an infringer as specified in Subsection 4.3(a), then, notwithstanding the limitations on royalty rate reduction set forth in Section 3.2(c), SP Ltd. shall have no further obligation to pay any royalty on the Net Sales of Licensed Product under Section 3.2(a) in those countries in the Territory where the alleged infringement occurred. No royalties shall be due until said infringement ceases and, thereafter, the royalty shall revert to the applicable full royalty set forth in Section 3.2(a). In the event that said infringement does not cease, no royalties shall be due to Sparta. In addition, SP Ltd. shall have the right, but not the obligation, to bring suit against such infringer under the Licensed Patent Rights and join Sparta as a party plaintiff, provided that SP Ltd. shall bear all the expenses of such suit. Sparta will cooperate with SP Ltd. in any suit for infringement of a Licensed Patent Right brought by SP Ltd. against a third party, and shall have the right to consult with SP Ltd. and to participate in and be represented by independent counsel in such litigation at its own expense. SP Ltd. shall periodically reimburse Sparta for its out-of-pocket costs (excluding Sparta's costs of retaining independent counsel) incurred in cooperating with SP Ltd. SP Ltd. shall incur no liability to Sparta as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Licensed Patent Rights invalid or unenforceable. In the event that SP Ltd. recovers any sums in such litigation by way of damages or in settlement thereof, SP Ltd. retain all such sums.

                  4.4 Infringement and Third Party Licenses. In the event that SP Ltd.'s, its Affiliates' or its sublicensees' practicing of the Licensed Patent Rights in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Product(s) infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other.

                           (a) Sparta Option to Negotiate. Sparta shall in the first instance have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by Sparta. Should such agreement require the payment of royalties, SP Ltd. shall continue to pay the royalties due Sparta hereunder and Sparta shall pay any royalties due said third party on SP Ltd.'s behalf.

                           (b) SP Ltd. Option to Negotiate. Should Sparta fail to consummate an agreement with said third party within one (1) year of initiating negotiations, then SP Ltd. shall have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by SP Ltd. [Information omitted and filed separately with the Commission under Rule 24b-2.] Any royalty payments to be made by SP Ltd. under such Third Party Patent License shall be offset against any royalties due Sparta in accordance with Section 3.2. Any unused amounts not so offset can be carried over to subsequent quarters.

                  4.5 Third Party Infringement Suit. In the event that a third party sues SP Ltd. alleging that SP Ltd.'s, its Affiliates' or its sublicensees' practicing of the Licensed Patent Rights in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Product(s) infringes or will infringe said third party's patent, then SP Ltd. may elect to defend such suit and, during the period in which such suit is pending, SP Ltd. shall have the right to [Information omitted and filed separately with the Commission under Rule 24b-2.]

[Information omitted and filed separately with the Commission under Rule 24b-2.] Upon SP Ltd.'s request and in connection with SP Ltd.'s defense of any such third party infringement suit, Sparta shall provide reasonable assistance to SP Ltd. for such defense.

                  4.6 Abandonment. Subject to SP Ltd.'s rights pursuant to
Section 4.2, Sparta shall at the earliest known date give notice to SP Ltd. of the grant lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights licensed to SP Ltd. for which Sparta is responsible for the filing, prosecution and maintenance under this Agreement.

                  4.7 Notices Regarding Patents. All notices, inquiries and communications in connection with this Article IV shall be sent in the manner set forth in Section 9.7 to the parties at the addresses and facsimile numbers indicated below.

         If to Sparta:     Sparta Pharmaceuticals, Inc.
                           111 Rock Road
                           Horsham, Pennsylvania  19044-2310
                           Attn.: Chief Executive Officer
                           Fax No.: (215) 442-1827

         If to SP Ltd.:    Schering Corporation
                           2000 Galloping Hill Road
                           Kenilworth, New Jersey 07033
                           Attn.: Staff Vice President - Patents and Trademarks
                           Fax No.: (908) 298-5388

                                   ARTICLE V
                        CONFIDENTIALITY AND PUBLICATION

                  5.1      Confidentiality.

                           (a) Nondisclosure Obligation. Each of Sparta and SP Ltd. shall use only in accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other party, without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

                                    (i) is known by the receiving party at the
         time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

                                    (ii) is at the time of disclosure or
         thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party;

                                    (iii) is subsequently disclosed to the
         receiving party by a third party who has the right to make such disclosure;

                                    (iv) is developed by the receiving party
         independently of Proprietary Information or other information received from the disclosing party and such independent development can be documented by the receiving party;

                                    (v) is disclosed to any institutional
         review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Temozolomide and/or Licensed Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

                                    (vi) is required by law, regulation, rule,
         act or order of any governmental authority or agency to be disclosed by a party, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

Nothing herein shall be interpreted to prohibit SP Ltd. from publishing the results of its studies in accordance with industry practices.

                           (b) Disclosure to Agents. Notwithstanding the provisions of Section 5.1(a) and subject to the other terms of this Agreement, SP Ltd. shall have the right to disclose Sparta Proprietary Information to its sublicensees, agents, consultants, Affiliates or other third parties (collectively "Agents") in accordance with this
         Section 5.1(b). Such disclosure shall be limited only to those Agents directly involved in the research, development, manufacturing, marketing or promotion of Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. The term of confidentiality and non-use obligations for such Agents shall be no less than ten (10) years.

                           (c) Disclosure to a Third Party. Notwithstanding anything herein to the contrary, Sparta shall not disclose, provide or transfer to any third party without the prior written approval of SP Ltd. (i) any Schering Know-How, or (ii) any Sparta Know-How relating to Licensed Product(s), or otherwise relating to the combination of the Drug Delivery System and Temozolomide.

                  5.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and, except as provided in Section 5.1, may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions hereof, without the prior written consent of the other party. The parties shall agree on a form and timing of the initial press release that may be used by either party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                  5.3 Publication. SP Ltd. and Sparta each acknowledge the potential benefit in publishing results of certain studies to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. No publication of a party's Proprietary Information may be made without the prior written consent of such party. The parties agree that SP Ltd., its Affiliates, employees or consultants shall be free to make any publication which does not disclose Sparta's Proprietary Information. In the event that any proposed publication (as defined below) discloses Proprietary Information, the following procedure shall apply: either party, its Affiliates, employees or consultants wishing to make a publication shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. For purposes of this Agreement, the term "publication" shall include, without limitation, abstracts and manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet or World Wide Web. The reviewing party shall have the right (i) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (ii) to request delay of the publication or presentation in order to protect patentable information. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period not less than eighteen
(18) months from the filing date of the first patent application covering the information contained in the proposed publication or presentation. If the reviewing party requests modifications to the publication, the publishing party may edit such publication to prevent disclosure of trade ecret or proprietary business information prior to submission of the publication or presentation.

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

                  6.1 Representations and Warranties of Each Party. Each of Sparta and SP Ltd. hereby represents, warrants and covenants to the other party hereto as follows:

                           (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

                           (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action, subject only to receipt of requisite approval of its board of directors;

                           (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                           (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                           (e) except for the governmental and Regulatory Approvals required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

                           (f) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

                           (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

                  6.2 Sparta's Representations. Sparta hereby represents, warrants and covenants to SP Ltd. as follows:

                           (a) the Licensed Patent Rights are subsisting and are not invalid or unenforceable, in whole or in part;

                           (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

                           (c) it is the sole and exclusive owner of the Sparta Patent Rights and Sparta Know-How, and the exclusive licensee of the RTP Patent Rights, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Licensed Patent Rights or Sparta Know-How, whatsoever;

                           (d) to the best of its knowledge, the Licensed Patent Rights and Sparta Know-How, and the development, manufacture, use, distribution, marketing, promotion and sale of Licensed Products do not interfere or infringe on any intellectual property rights owned or possessed by any third party;

                           (e) to the best of its knowledge, there are no third party pending patent applications which, if issued, may cover the development, manufacture, use or sale of Licensed Product;

                           (f) there are no claims, judgments or settlements against or owed by Sparta or pending or threatened claims or litigation relating to Drug Delivery System, the Licensed Patent Rights or Sparta Know-How;

                           (g) it has disclosed to SP Ltd. all Sparta Know-How and other relevant information relating to the combination of Temozolomide and the Drug Delivery System, and Licensed Product;

                           (h) during the Term of this Agreement it will use reasonable best efforts not to diminish the rights under the Licensed Patent Rights and Sparta Know-How granted to SP Ltd. hereunder, including, without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the Drug Delivery System and/or Licensed Product(s), that it will provide SP Ltd. promptly with notice of any such alleged breach, and that as of the Effective Date, it is in compliance in all material respects with any agreements with third parties including, without limitation, the RTP/Sparta Sublicense Agreement;

                           (i) it has no knowledge of any circumstances that would materially and adversely affect the commercial utility of the Licensed Product and/or the use of the Drug Delivery System in combination with Temozolomide, or that would render SP Ltd. liable to a third party for patent infringement as a consequence of SP Ltd.'s sale of Licensed Product;

                           (j) data summaries provided to SP Ltd. by Sparta prior to the Effective Date relating to the pre-clinical and clinical studies of Temozolomide in combination with the Drug Delivery System accurately represent all the underlying raw data;

                           (k) there are no collaborative, licensing, material transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which it or any of its Affiliates are party relating to the combination of the Drug Delivery System and Temozolomide, nor has it granted any rights to any third party with respect to such combination; and

                           (l) Sparta and/or its Affiliates shall neither use nor seek to register any trademarks which are confusingly similar to any Schering Trademark, or any other trademarks, trade names, trade dress or logos used in connection with the Licensed Product.

                  6.3 SP Ltd.'s Representations. SP Ltd. hereby represents, warrants and covenants to Sparta as follows:

                           (a) it is the sole and exclusive owner and/or licensee of all rights to Temozolomide which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to Temozolomide, whatsoever;

                           (b) Temozolomide and the development, manufacture, use, distribution, marketing, promotion and sale of Temozolomide does not interfere or infringe on any intellectual property rights owned or possessed by any third party; and

                           (c) there are no claims, judgments or settlements against or owed by SP Ltd. or pending or threatened claims or litigation relating to Temozolomide.

                  6.4 Continuing Representations. The representations and warranties of each party contained in Sections 6.1, 6.2 and 6.3 shall survive the execution of this Agreement and shall remain true and correct after the date hereof with the same effect as if made as of the date hereof.

                  6.5 No Inconsistent Agreements. Neither party has in effect and after the Effective Date neither party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

                  6.6 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.


                                  ARTICLE VII
                  INDEMNIFICATION AND LIMITATION ON LIABILITY

                  7.1      Indemnification by SP Ltd.

                           (a) SP Ltd. shall indemnify, defend and hold harmless Sparta and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Sparta Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 7.5 (collectively, a "Liability") which the Sparta Indemnified Party may incur, suffer or be required to pay resulting from or arising out of the development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Temozolomide and/or Licensed Product by SP Ltd., its Affiliates or sublicensees. Notwithstanding the foregoing, SP Ltd. shall have no obligation under this Agreement to indemnify, defend or hold harmless any Sparta Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Sparta, its Affiliates, or any of their respective employees, officers, directors or agents.

         (b) SP Ltd. shall indemnify, defend and hold harmless RTP, its directors, officers, employees and Affiliates, RTP Pharma, Inc. its officers and directors, Cato Holding Company, its trustees, officers, employees and Affiliates, Duncan Haynes, Anthony Kirkpatrick, Pharma Logic, Inc. and the University of Miami (all as set forth in Section
         2.1.2 of the RTP/Sparta Sublicense Agreement), (each, a RTP Indemnified Party) from and against any Liability which the RTP Indemnified Party may incur, suffer, or be required to pay resulting from or arising out of the development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Temozolomide and/or Licensed Product by SP Ltd., its Affiliates, sublicensees or agents; or, resulting from or arising out of any claim that the Licensed Product contains any latent or non- latent defects or is inherently unsafe or dangerous; or, resulting from or arising out of some obligation of SP Ltd. or Sparta under this Agreement. Notwithstanding the foregoing, SP

         Ltd. shall have no obligation under this Agreement to indemnify, defend or hold harmless any RTP Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of the RTP Indemnified Party, its Affiliates or any of its respective employees, officers, directors or agents.

                  7.2 Indemnification by Sparta. Sparta shall indemnify, defend and hold harmless SP Ltd. and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "SP Ltd. Indemnified Party") from and against any Liability which the SP Ltd. Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Sparta of any covenant, representation or warranty contained in this Agreement; or (ii) the successful enforcement by a SP Ltd. Indemnified Party of its rights under this Section 7.2. Notwithstanding the foregoing, Sparta shall have no obligation under this Agreement to indemnify, defend or hold harmless any SP Ltd. Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of SP Ltd., its Affiliates, or any of their respective employees, officers, directors or agents.

                  7.3 Conditions to Indemnification. The obligations of the indemnifying party under Sections 7.1 and 7.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

                  7.4 Settlements. Neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

                  7.5 Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, punitive, exemplary or consequential damages.

                  7.6 Insurance. Each party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such party's obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

                                 ARTICLE VIII
                             TERM AND TERMINATION

                  8.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the parties or pursuant to Sections 8.2 or 8.3 below, the Term of this Agreement shall continue in effect until expiration of the last to expire Licensed Patent Right incorporating a Valid Claim. The expiration or termination of this Agreement shall not have the effect of causing the expiration or termination of the U.S. License Agreement. Upon expiration of this Agreement due to expiration of the last to expire Licensed Patent Right incorporating a Valid Claim, SP Ltd.'s licenses pursuant to Section 2.1 and 2.2 shall become fully paid-up, perpetual licenses.

                  8.2 Termination by SP Ltd.

                           (a) [Information omitted and filed separately with the Commission under Rule 24b-2.] In the event of the exercise by SP Ltd. of such termination rights, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date shall terminate and all rights to Licensed Patent Rights and Sparta Know-How shall revert to Sparta

                           (b) Any notice of termination by SP Ltd. hereunder or under Section 8.3 (a) below shall also be provided for information to RTP.


                  8.3 Termination.

                           (a) Termination for Cause. This Agreement may be terminated by notice by either party at any time during the Term of this Agreement:

                                    (i) subject to Section 9.2, if the other
         party is in breach of its material obligations hereunder and has not cured such breach within [Information omitted and filed separately with the Commission under Rule 24b- 2.] after notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach or initiated actions reasonably expected to cure the cited failure within [Information omitted and filed separately with the Commission under Rule 24b-2.] of receiving notice and thereafter diligently pursued such actions to cure the failure (even if requiring longer than the [Information omitted and filed separately with the Commission under Rule 24b-2.] set forth in this subsection); or

                                    (ii) upon the filing or institution of
         bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, that in the case of-any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within [Information omitted and filed separately with the Commission under Rule 24b-2.] after the filing thereof.

                           (b) Effect of Termination for Cause on License.

                                    (i) Termination by SP Ltd. In the event SP
         Ltd. terminates this Agreement under Section 8.3(a)(i), SP Ltd.'s licenses pursuant to Sections 2.1 and 2.2 shall become fully paid-up, perpetual licenses.

                                    (ii) Other Terminations. In the event of a
         termination of this Agreement for any reason other than by SP Ltd, under Section 8.3 (a) (i), then the rights and licenses granted to SP Ltd. under Sections 2.1 and 2.2 of this Agreement shall terminate and all rights to Licensed Patent Rights and Sparta Know-How shall revert to Sparta.

                                    (iii) Effect of Bankruptcy. In the event
         SP Ltd. terminates this Agreement under Sections 8.3(a)(ii) or this Agreement is otherwise terminated under Section 8.3(a)(ii), the parties agree that SP Ltd., as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Insolvency Statute, including as set forth in Section 9.8 hereof, or any foreign equivalent thereof.

                                    (iv) Termination of RTP/Sparta Sublicense
         by Sparta. In the event that Sparta terminates the RTP/Sparta Sublicense Agreement, all of Sparta's rights and obligations under this Agreement shall revert to RTP.

                  8.4 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article V and VII shall survive the expiration of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) sold prior to such termination. SP Ltd. shall have the right to continue to sell its existing inventory of Licensed Product(s) during the six (6) month period immediately following such termination, provided that SP Ltd. shall continue to make royalty payments with respect to such sales.

                                  ARTICLE IX
                                 MISCELLANEOUS

                  9.1 Assignment. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party other than Affiliate of such party, without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect. The foregoing notwithstanding, either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its -assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

                  9.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of Switzerland, without giving effect to conflict of law principles. The parties expressly exclude application of the United Nations Convention for the International Sale of Goods. Subject to the terms of this Agreement, all disputes, controversies and claims arising out of, relating to or in connection with this Agreement shall be settled by arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce before a panel of three arbitrators appointed in accordance with such Rules. The arbitration decision shall be final and binding. The prevailing party may enforce such decision against the other party in any court having jurisdiction. The arbitration shall take place in Zurich, Switzerland and shall be conducted in the English language. Attorney's fees may be awarded to the prevailing party by the panel of arbitrators.

                  9.3 Waiver. Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  9.4 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

                  9.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Sparta or SP Ltd. from time to time by the government of the United States of America. Furthermore, Schering Plough Ltd. agrees that it will not export, directly or indirectly, any technical information acquired from Sparta under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

                  9.6 Entire Agreement: Amendment. This Agreement, including the Exhibits and Schedules hereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either party in deciding to execute this Agreement.

                  9.7 Notices. Except as provided under Section 4.7 hereof, any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

If to Sparta, to:

         Sparta Pharmaceuticals, Inc.
         111 Rock Road
         Horsham, Pennsylvania 19044-2310
         Attn.: Chief Executive Officer
         Fax No.: (215) 442-1827

If to SP Ltd., to:                           with copies to:

    Schering-Plough Ltd.                         Schering Corporation
    Topferstrasse 5                              2000 Galloping Hill Road
    6004 Lucerne                                 Kenilworth, New Jersey 07033
    Switzerland                                  Attn.: Vice President, Business
    Attn.: President                             Development
    Fax No.: (41)(41)418 16 30                   Fax No.: (908) 298-5379


                                             And:
                                                 Schering Corporation
                                                 2000 Galloping Hill Road
                                                 Kenilworth, New Jersey 07033
                                                 Attn.: Law Department - Senior
                                                 Legal Director, Licensing
                                                 Fax No.: (908) 298-2739

If to RTP, to:

         RTP Pharma, Inc.
         810 Chemin du Golf/Nun's Island
         Verdun, PQ H3E 1A8, Canada
         Attn.:  Gary W. Pace, President and CEO
         Fax No: (514) 362-1172

with copies to:            Walter E. Daniels
                           Daniels & Daniels, P.C.
                           1000 Park Forty Plaza, Suite 280
                           Durham, North Carolina 27713

Any such notice shall be deemed to have been received on the date actually received. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

                  9.8 Provisions for Insolvency.

                           (a) Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement by Sparta to SP Ltd. are, for all purposes of Section 365(n) of Title 11 of the United States Code (with its foreign equivalent, the "Insolvency Statute"), licenses of rights to "intellectual property" as defined in the Insolvency Statute. Sparta agrees that SP Ltd., as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Insolvency Statute. Sparta agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against Sparta under the Insolvency Statute, Sparta (in any capacity, including debtor-in- possession) and its successors and assigns (including, without limitation, an Insolvency Statute Trustee) shall,

                                    (i) as SP Ltd. may elect in a written
         request, immediately upon such request:

                                               (A) perform all of the
         obligations provided in this Agreement to be performed by Sparta including, where applicable and without limitation, providing to SP Ltd. portions of such intellectual property (including embodiments thereof) held by Sparta and such successors and assigns or otherwise available to them; or

                                               (B) provide to SP Ltd. all such
         intellectual property (including all embodiments thereof) held by Sparta and such successors and assigns or otherwise available to them; and

                                    (ii) not interfere with the rights of SP
         Ltd. under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments) including any right to obtain such intellectual property (or such embodiments) from another entity.

                           (b) Rights to Intellectual Property. If an Insolvency Statute case is commenced by or against Sparta, and this Agreement is rejected as provided in the Insolvency Statute, and SP Ltd. elects to retain its rights hereunder as provided in the Insolvency Statute, then Sparta (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, an Insolvency Statute Trustee) shall provide to SP Ltd. all such intellectual property (including all embodiments thereof held by Sparta and such successors and assigns, or otherwise available to them, immediately upon SP Ltd.'s written request. Whenever Sparta or any of its successors or assigns provides to SP Ltd. any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 9.8, SP Ltd. shall have the right to perform the obligations of Sparta hereunder with respect to such intellectual property, but neither such provision nor such performance by SP Ltd. shall release Sparta from any such obligation or liability for failing to perform it.

                           (c) SP Ltd.'s Rights. All rights, powers and remedies of SP Ltd. provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Insolvency Statute) in the event of the commencement of an Insolvency Statute case by or against Sparta. SP Ltd., in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, the Insolvency Statute) in such event. The parties agree that they intend the foregoing SP Ltd. rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of the Insolvency
         Statute:

                                    (i) the right of access to any
         intellectual property (including all embodiments thereof) of Sparta, or any third party with whom Sparta contracts to perform an obligation of Sparta under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Temozolomides and/or Licensed Products; and

                                    (ii) the right to contract directly with
         any third party described in (i) to complete the contracted work.

                           (d) Deemed Grant of Rights. In the event of any insolvency of Sparta and if any statute and/or regulation in any country in the Territory requires that there be a specific grant or specific clause(s) in order for SP Ltd. to obtain the rights and benefits as licensee under this Agreement which are analogous to those rights under Section 365(n) of Title 11 of the United States Code, then this Agreement shall be deemed to include any and all such required grant(s), clause(s) and/or requirements.

                           (e) Security Interests. In addition to any other rights granted to SP Ltd. hereunder, with respect to any country in the Territory in which SP Ltd. reasonably determines that its rights set forth in this Section 9.8 are nonexistent or inadequate to protect SP Ltd.'s interests in the licenses granted hereunder, Sparta shall, upon SP Ltd.'s request, execute a security agreement, or any foreign equivalent, for each country in the Territory, granting SP Ltd. a secured interest in all intellectual property licensed to SP Ltd. under this Agreement.

                  9.9 Force Majeure. Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-perforllling party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of nonperformance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majoure as defined herein exists for more than [Information omitted and filed separately with the Commission under Rule 24b-2.] the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

                  9.10 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

                  9.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

                  9.12 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

                  9.13 Recording. Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide reasonable assistance to the other in effecting such recording, registering or notifying. The parties acknowledge that this Agreement may be notified to the European Community for compliance with applicable laws.

                  9.14 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date set forth below.

        SPARTA PHARMACEUTICALS, LTD.           SCHERING-PLOUGH LTD.

By:     /s/ Jerry B. Hook                      By:    /s/ David Poorvin
        -----------------------------               ------------------------

Title:  Chairman, President & CEO              Title:_Prokurist_____________

Date:   4/8/98                                 Date:  17 April 1998
        ------                                        -------------

                                 SCHEDULE 1.13
                                 -------------

                                 PATENT RIGHTS

RTP Patent Rights: Consisting of the non-US patents and patent applications listed in Schedule 1 to the RTP/Sparta Sublicense Agreement, which schedule is attached to this Schedule 1.13

Sparta Patent Rights: None as of the date of execution of this Agreement

                                  SCHEDULE 1
                                  ----------

[Information omitted and filed separately with the Commission under Rule 24b-2.]

                                 SCHEDULE 3.3
                                 ------------
                   POLICY ON BOOKKEEPING AND EXCHANGE RATES
                                  (Attached)